EXHIBIT 10.2
Secured Term Promissory Note
    THIS SECURED TERM PROMISSORY NOTE (this “Note”) is made as of September 10, 2021 (the “Effective Date”) by ASURE SOFTWARE, INC., a Delaware Corporation (“Borrower”) in favor of OCEAN II PLO LLC, a California limited liability company, as administrative and collateral agent for Lenders (collectively with its assigns, participants and successors “Agent”). Initially capitalized terms used and not otherwise defined herein are defined in that certain Loan and Security Agreement of even date herewith, by and among Borrower, Agent and the Lenders party thereto (as the same may be amended, modified or supplemented from time to time, the “Loan Agreement”).

    For Value Received, Borrower promises to pay in lawful money of the United States, to the order of Agent for the benefit of Lenders, at 400 Oyster Point Blvd., Suite 229, South San Francisco, CA 94080, or such other place as Agent may from time to time designate (“Agent’s Office”), the principal sum of up to Fifty Million and no/100 Dollars ($50,000,000.00) (the “Advance”) or such lesser principal amounts outstanding from time to time, together with interest on the unpaid principal balance and all other amounts due or to become due hereunder according to the terms hereof and of the Loan Agreement. The principal amount of the Advance repaid hereunder may not be reborrowed by Borrower.

1. Advance

(a)Interest Rate – Cash Payment. Borrower shall pay interest in cash to Agent for the benefit of Lenders on the Outstanding Principal Balance from the date the Advance is made (or from the date such amount has been added to the Outstanding Principal Balance pursuant to Section 1(b) hereof) at a per annum rate of interest equal to the Basic Rate. In addition, Borrower shall pay interest to Agent for the benefit of Lender on any other Obligation from the time when such Obligation is due until such Obligation has been paid in full. All computations of interest at the Basic Rate shall be based on a year of three hundred sixty (360) days with interest computed daily based on the actual number of days elapsed. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans. For purposes hereof, (i) the “Basic Rate” means, for any day, a per annum rate of interest equal to either (a) nine percent (9%) or (b) five and three-quarters of one percent (5.75%) plus the Prime Rate then in effect, whichever of (a) or (b) is greater and (ii) the “Prime Rate” means, for any day, the Prime Rate most recently published in the Money Rates section of The Wall Street Journal, provided however, if the Prime Rate increases during any given month, the Prime Rate shall be deemed to be such increased amount as of the first day of such month and the additional interest resulting from such increase shall be due and payable on the first Business Day of the following month. If the Wall Street Journal no longer reports the Prime Rate, then Agent shall select a reasonably comparable index or source to use as the basis for the Prime Rate.

(b)Interest Rate – Payment-In-Kind.

(i) In addition to the accrual and payment in cash of interest provided for in Section 1(a) above, interest shall accrue on the Outstanding Principal Balance until the Outstanding Principal Balance has been repaid in full, at a per annum rate of interest equal to the PIK Rate. Any and all amounts of interest accrued at the PIK Rate shall be added to the Outstanding Principal Balance as of each Payment Date and interest shall accrue thereon from the date on which such amounts are added to the Outstanding Principal Balance. All computations of interest at the PIK Rate shall be based on a year of three hundred sixty (360) days with interest computed daily based on the actual number of days elapsed and shall be added to the Outstanding Principal Balance as of each Payment Date. For all purposes hereof, the “PIK Rate” means, for any day, a per annum rate of interest equal to (a) as of the Effective Date, 1.00% and (b) (i) if the ARR Ratio as of the last date of any calendar quarter is less than 0.55 to 1.00, one percent (1.00%) and (ii) if the ARR Ratio as of the last date of any calendar quarter is 0.55 to 1.00 or greater, one and one-quarter of one percent (1.25%).

(ii)The PIK Rate utilized as of any Payment Date shall be the PIK Rate then in effect under this Agreement (such PIK Rate then in effect, the “Prevailing PIK Rate”), provided that any change to the PIK Rate (such updated PIK Rate, the “New PIK Rate”) shall be made on the first Payment Date following the date on which Borrower shall have filed its Form 10-Q (with respect to each fiscal quarter other than the one ending on December 31 of each year) or Form 10-K (with respect to the fiscal quarter ending on December 31 of each year) with information to compute the relevant ARR Ratio as of the end of such period (such Payment Date, the “PIK Adjustment Date”). By way of example only, if the Prevailing PIK Rate was 1.25% and the ARR Ratio for the quarter ending December 31, 2021 is determined to be less than 0.55:1.00 based on the Company’s financial statements filed with its report on Form 10-K on March 10, 2022, then (A) the PIK Adjustment Date shall be April 1, 2022 and (B) the New PIK Rate shall be 1.00% (which is the PIK Rate corresponding to the ARR Ratio that is less than 0.55:1.00). If Borrower has not filed its Form 10-Q within forty-five (45) days following the end of any calendar quarter (or one hundred twenty (120) days in the case of any Form 10-K), then the New PIK Rate put into effect as of the next Payment Date shall be 1.25% and the same shall be the Prevailing PIK Rate until such time as Borrower shall have filed its Form 10-Q (with respect to each fiscal quarter other than the one ending on December 31 of each year) or Form 10-K (with respect to the fiscal quarter ending on December 31) with information to compute the relevant ARR Ratio as of the end of such period. If Borrower is no longer required to file a Form 10-Q or Form 10-K with the SEC, then the relevant ARR Ratio shall be determined pursuant to those financial statements furnished pursuant to Section 6.3 of the Loan Agreement, and if Borrower fails to furnish the same within the time periods provided in Section 6.3 of the Loan Agreement, then the New PIK Rate put into effect as of the next Payment Date shall be 1.25% and the same shall be the Prevailing PIK Rate until such time as Borrower shall have provided the financial information to compute the relevant ARR Ratio as of the end of such period. Notwithstanding any other provision hereof, the amount of interest payable hereunder shall not in any event exceed the maximum amount permitted by the law applicable to interest charged on commercial loans.

(c)Principal Payments. From and after the Amortization Date, in addition to the payment of interest due under Section 1(a) hereunder, Borrower shall make equal monthly payments of principal on each Payment Date until the Maturity Date in an amount equal to the amount needed to fully amortize the Outstanding Principal Balance based on a five year amortization schedule. Agent shall allocate and distribute all principal payments received from Borrower to the Lenders based on each Lender’s Pro Rata Percentage.
(d)Final Payment. Unless the Outstanding Principal Balance is prepaid in full prior to the Maturity Date, Borrower shall pay the entire Outstanding Principal Balance and accrued interest and all unpaid Obligations on the Maturity Date, including any costs or fees payable under the Fee Letter. Agent shall allocate and distribute all such payments to the Lenders based on each Lender’s Pro Rata Percentage.

(e)Place and Manner. Borrower shall authorize Agent to cause all payments due to Agent hereunder to be made in lawful money of the United States, in good same day or immediately available funds to an account designated by Agent or to Agent’s address pursuant to the ACH Debit Consent.

(f)Date. Whenever any payment due hereunder shall fall due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of interest or fees, as the case may be.
(g)Default Rate. If an Event of Default has occurred and is continuing, at Agent’s election, Borrower shall pay interest on the Obligations from the date of such Event of Default until such Event of Default is cured, at the per annum rate of interest equal to the Default Rate. All computations of such interest shall be based on a year of three hundred sixty (360) days for actual days elapsed.
2. Prepayment.
(a)Mandatory Prepayment Upon an Acceleration. If repayment of the Advance is either automatically or at the election of Agent pursuant to the terms of the Loan Agreement accelerated following the occurrence and continuance of an Event of Default, then Borrower shall immediately pay to Agent for the benefit of Lenders (i) all accrued and unpaid payments of interest with respect to the Outstanding Principal Balance due prior to the date of prepayment, (ii) all accrued and unpaid amounts of the Non-Utilization Fee; (iii) the Outstanding Principal Balance (including all amounts of PIK Interest that may have accrued thereon), (iv) the applicable Prepayment Fee, (v) the Final Payment Fee and (vi) all other sums, if any, that shall have become due and payable hereunder with respect to the Advance, including all Obligations due hereunder.
(b)Mandatory Prepayment Upon a Liquidation Event. If a Liquidation Event shall occur, or if the Advance and Obligations of Borrower under the Loan Agreement are accelerated, then Borrower shall upon such Liquidation Event pay to Agent for the benefit of Lenders (i) all accrued and unpaid payments of interest with respect to the Advance due prior to such Liquidation Event, (ii) all accrued and unpaid amounts of the Non-Utilization Fee; (iii) the Outstanding Principal Balance (including all amounts of PIK Interest that may have accrued thereon), (iv) the applicable Prepayment Fee, (v) the Final Payment Fee and (vi) all other sums, if any, that shall have become due and payable hereunder with respect to the Advance, including all Obligations due hereunder.
(c)Voluntary Prepayment. Borrower may voluntarily prepay the Advance at any time, in whole or in part, provided that each of the following conditions is satisfied: Borrower pays to Agent for the benefit of Lenders (i) all accrued and unpaid payments of interest with respect to the Advance due up to and including the date of prepayment, (ii) all accrued and unpaid amounts of the Non-Utilization Fee; (iii) the Outstanding Principal Balance (including all amounts of PIK Interest that may have accrued thereon), (iv) the Prepayment Fee, (v) to the extent all Obligations are then paid in full, the Final Payment Fee and (vi) all other sums, if any, that shall have become due and payable hereunder with respect to the Advance, including all Obligations due hereunder.
    3.    Collateral. This Note is secured by a security interest in (i) the Collateral granted under the Loan Agreement, (ii) the Collateral granted under that certain Pledge Agreement of even date herewith, by and between Agent and Borrower, (iii) the Collateral granted under that certain Intellectual Property Security Agreement of even date herewith, by and between Agent and Borrower, and (iv) any other Loan Documents which provide collateral security for the payment and performance of the Obligations.

    4.    Waivers. Borrower hereby waives notice, demand, presentment, protest, and notices of every kind, presentment for the purpose of accelerating maturity, diligence in collection, and, to the fullest extent permitted by law, all rights to plead any statute of limitations as a defense to any action on this Note.

    5.     CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER. California law governs this Note without regard to principles of conflicts of law. Borrower, Agent and Lenders each submit to the exclusive jurisdiction of the State and Federal courts in the County of San Mateo, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Agent or Lenders from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Agent or any Lender. Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrower at the address set forth in, or subsequently provided by Borrower in accordance with, Section 11 of the Loan Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrower’s actual receipt thereof or three (3) days after deposit in the United States mails, proper postage prepaid.
TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER, AGENT AND EACH LENDER EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR ALL PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of San Mateo County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in San Mateo County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure Sections 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the San Mateo, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and orders applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
6.    Miscellaneous. This Note may be modified only by a writing signed by Borrower and Agent. Each provision hereof is severable from every other provision hereof and of the Loan Agreement when determining its legal enforceability. Sections and subsections are titled for convenience, and not for construction. “Hereof,” “herein,” “hereunder,” and similar words refer to this Note in its entirety. “Or” is not necessarily exclusive. “Including” is not limiting. The terms and conditions hereof inure to the benefit of and are binding upon the parties’ respective permitted successors and assigns. This Note is subject to all the terms and conditions of the Loan Agreement. Notwithstanding any other provision hereof, in the event that any term for the payment of interest or any other amounts due hereunder shall render this Note usurious as a matter of California law, then this Note shall be deemed to have been amended and restated so as to provide for the maximum amount which may be permitted to be collected pursuant to the laws of the State of California without rendering this Note usurious. Nothing in this Note shall be deemed to supersede or modify the Loan Agreement. In the event of any conflict between the terms of this Note and the Loan Agreement, the Loan Agreement terms will control.

7.    Continuing Liability. Borrower acknowledges that its obligations hereunder shall bind any and all successors and assigns thereof, including any successor entities by merger, conversion, division or by operation of law; provided that any such matters shall be subject to any restrictions or rights of Agent provided for in the Loan Agreement.

[Remainder of page intentionally blank. Signature page follows.]

In Witness Whereof, Borrower has caused this Note to be executed by a duly authorized officer as of the day and year first above written.

BORROWER:

ASURE SOFTWARE, INC
a Delaware corporation

By: /s/ Patrick Goepel
Name: Patrick Goepel
Title: Chief Executive Officer